Exhibit 4.71

Equity Transfer Agreement

on

Shenzhen Jishengtai Technology Co., Ltd.

among

Sky City (Beijing) Technology Co., Ltd.

and

Shi Jing, Peng Yingzi

and

Shenzhen Jishengtai Technology Co., Ltd.

April 12, 2021

Table of Contents

Article 1 Definitions and Interpretation	4

Article 2 Transfer of the Target Equity Interests	7

Article 3 Transfer Consideration	8

Article 4 Closing	11

Article 5 Representations and Warranties	13

Article 6 Covenants of the Promisor and the Transferee	20

Article 7 Conditions Precedent to Closing	22

Article 8 Breach of Contract and Indemnification	25

Article 9 Termination	26

Article 10 Force Majeure	27

Article 11 Confidentiality	28

Article 12 Miscellaneous	29

Appendix I Equity Structure of Target Company	4

Appendix II List of Key Employees	5

Appendix III List of Business Systems	6

Appendix IV Certificate of Satisfying Conditions Precedent to Closing	7

Equity Transfer Agreement

This Equity Transfer Agreement (“Agreement”) is entered into by and among the following Parties on April 12, 2021 (“Execution Date”) in Beijing, the People’s Republic of China (“PRC”, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan):

1.

Shenzhen Jishengtai Technology Co., Ltd., a limited liability company incorporated and existing under the PRC laws, having its registered address at: Room 813, Building D, Banweiyuan, No. 17 Yongxiang East Road, Ma’antang Community, Bantian Sub-district, Longgang District, Shenzhen (“Target Company”);

2.	Shi Jing, a natural person of PRC holding the identity card No.: 340202198604071028 (“Shi Jing”);

3.	Peng Yingzi, a natural person of PRC holding the identity card No.: 43048219880503296X (“Peng Yingzi,” individually with Shi Jing, the “Transferor”, and collectively the “Transferors”); and

4.

Sky City (Beijing) Technology Co., Ltd., a limited liability company incorporated and existing under the PRC laws, having its registered address at: 2025, 2/F Bowangyuan Podium, Yangfangdian Subdistrict, Haidian District, Beijing (“Transferee”).

In this Agreement, the Parties above shall be referred to individually as a “Party” and collectively as the “Parties.”

Whereas:

1.

As of the Execution Date of this Agreement, the Target Company has the registered capital of RMB one million (1,000,000) and the shareholding structure shown in Part I of Appendix I to this Agreement, where the Transferors collectively hold 100% equity in the Target Company, corresponding to the Target Company’s registered capital of RMB one million (1,000,000) (“Target Equity”).

2.	The Transferors agree to sell to the Transferee, and the Transferee agrees to buy from the Transferors, the Target Equity in accordance with the terms and conditions provided hereunder.

3.

From the Closing Date (defined in Article 3.1) under this Agreement, the Transferee will hold 100% equity in the Target Company (corresponding to the Target Company’s registered capital of RMB one million (1,000,000)).

Now therefore, upon mutual agreement through negotiation, the Parties hereby agree as follows:

Article 1 Definitions and Interpretation

1.1	Unless otherwise provided in the context hereof, the following words have the following meanings in this Agreement:

1.1.1	Transaction: means the transaction provided under this Agreement, including but not limited to the transaction provided in Article 2 hereof.

1.1.2

Promisor: (i) if the Closing is not achieved, means the Target Company and the Transferors both individually and collectively, and (ii) if the Closing is achieved, means the Transferors (for the avoidance of doubt, if the Closing is achieved, the Target Company shall not be referred to as the Promisor from the beginning).

1.1.3	Transaction Documents: mean this Agreement, other documents provided in this Agreement, and other documents in connection with this Transaction.

1.1.4

Affiliate: for the purpose of this Agreement, means an affiliate of any person or entity, including any company, partnership, joint venture, or other entity or natural person that controls, is controlled by, or is under common control with such person/entity; the “Affiliate” of any natural person further includes a close family member of such natural person, including his/her spouse, parents, grandparents, siblings and their spouses, children and their spouses, and grandchildren and their spouses; provided, however, that for the purpose of this Agreement, the Transferee and its Affiliates shall not be deemed as the Affiliates of the Target Company or the Transferors.

1.1.5

Control: with respect to the relationship between or among two or more subjects, means the power, whether exercised or not, to direct or have others to direct the business, affairs, management, or decisions of a subject directly, indirectly, or as a trustee or executor, on the ground of holding shares, equity, voting rights, voting securities, or acting as the trustee or executor, or contractual and agreement arrangement, trust arrangement, or otherwise, including but not limited to (i) directly or indirectly holding fifty percent (50%) or more shares or equity in the subject; (ii) directly or indirectly holding fifty percent (50%) or more voting rights of the subject; (iii) directly or indirectly appointing the majority of members in the board of directors or a similar organization of the subject; or (iv) controlling or influencing the operation decisions of the subject by other means. “Controlled” and “common control” have the corresponding meanings to the description above.

1.1.6	Administration for Market Regulation: means the State Administration for Market Regulation and its local offices.

1.1.7

Encumbrance: means any mortgage, pledge, lien (including but not limited to priority of taxes, right to revocation, and right of subrogation), lease, licence, option, restriction, right of first refusal, preemptive rights, debts, preferential arrangement, any third-party right or interest, restrictive undertaking, condition or restriction of any kind (including but not limited to any restriction on the use, voting, transfer, proceeds, or other exercise of any interests in title), security interest of any kind, or any form of arrangement with similar effect subject to third-party rights.

1.1.8

Liabilities: means all debts, liabilities, and obligations, whether cumulative or fixed, absolute or contingent, matured or unmatured, determined or undetermined, including but not limited to the debts, liabilities, and obligations arising under any law, claim, or governmental order, and the debts, liabilities, and obligations arising under any contract, agreement, promise, or commitment.

1.1.9

Intellectual Property Rights: mean all the rights throughout the world arising from or in connection with the following, whether protected, created, or generated based on the PRC Laws, laws of another country or region, or international treaties: (i) all inventions, utility models, designs (patentable or not), the improvements to the foregoing, and all patents, patent applications, and patent disclosures; (ii) all registered trademarks, rights for applying for registered trademarks, brands, goodwill, logos, service marks, trade names, company names, and the translations of the foregoing; (iii) all copyrightable works (registered or not), and all copyright registrations or registration applications; (iv) all computer software and systems (including data and files therein), and improvements and upgrades to the foregoing (except for normal office application software); (v) all other proprietary rights (including but not limited to domain names, know-hows, and production processes); (vi) confidential information and trade secrets; (vii) any rights under any law that are similar to items (i)-(vi), whether they have been applied for registration or registered; and (viii) all duplicate and tangible carriers (existing in any manner or by any means) of the foregoing intellectual property rights.

1.1.10

Material Adverse Effect: means (i) that the Target Company or Riche Bright Hong Kong is subject to bankruptcy proceedings, liquidation, winding-up, reorganization, or debt restructuring, or sells material assets; or (ii) any circumstances, changes, or impacts involving the Target Company or Riche Bright Hong Kong, where such circumstances, changes, or impacts may, individually or collectively, directly or indirectly, (A) cause material adverse effects on the existence, assets, liabilities (including but not limited to contingent liabilities), or financial conditions of the Target Company or Riche Bright Hong Kong; or (B) cause, or reasonably expected to cause, material adverse effects on the validity, binding effects, and performance of the Transaction Documents.

1.1.11

Taxes: means any and all taxes, fees, levies, duties, tariffs, and other charges of any kind imposed by any governmental authority (including any and all interests, penalties, surcharges, and additional sums charged in connection therewith), including but not limited to: taxes or other charges imposed on revenues, royalties, incidental or other profits, gross incomes, properties, sales, use, wages, employment, social security, unemployment compensation, or net values; taxes or other charges having the nature of consumption and use tax, withholding tax, transfer tax, value-added tax, or profits tax; licence, registration, and documentation charges; and customs duties, taxes, and similar charges.

1.1.12

Government Authority: means any national, international organization, supranational, federal, state, provincial, local, or other similar government-like, governmental, regulatory, or administrative agency, department, or commission, or any court, tribunal, or judicial or arbitral institutions, in the PRC or outside the PRC.

1.1.13

PRC Laws: means all laws, administrative regulations, rules, provisions, policy documents, and the provisions, decisions and policy documents of local governments or local government authorities of the PRC then in effect.

1.1.14	Working Day: means any day other than Saturdays, Sundays, and other days on which the banks are required or authorized by law to suspend business in the PRC.

1.1.15	RMB: means RMB Yuan, the lawful currency of the PRC.

1.1.16	HKD: means Hong Kong dollar, the lawful currency of the Hong Kong Special Administration Region of the PRC.

1.2	Interpretation and principles of interpretation

In this Agreement, unless the context provides otherwise:

1.2.1

References in this Agreement to an article, exhibit, appendix, recitals, description above, or description below, mean an article, exhibit, appendix, recitals, description above, or description below of this Agreement, and such article, exhibit, appendix, recitals, description above, or description below shall be deemed as a part of this Agreement;

1.2.2	The headings herein are provided for reference only without affecting the meanings or interpretation of this Agreement in any manner;

1.2.3	the word “include,” “includes,” and “including” used in this Agreement shall be deemed to be followed by the words “but not limited to;”

1.2.4

Any law defined or referred to in this Agreement or in any agreement or document referred to in this Agreement, means the law as amended, modified, or supplemented from time to time, including a successor law that replaces the original law;

1.2.5	References in this Agreement to any agreement, instrument, or other document mean such agreement, instrument, or other document as amended, supplemented, or modified from time to time;

1.2.6	References to a subject also refer to its permitted successor and assignee; and references to any company include any branches of such company;

1.2.7	“Hereof,” “herein,” “hereunder,” and words of similar meanings used in this Agreement refer to this Agreement in its entirety instead of any provision of this Agreement; and

1.2.8	For the obligations or liabilities of any Promisor provided in this Agreement, the Promisors shall be jointly and severally liable to each other for such obligations or liabilities.

Article 2 Transfer of the Target Equity Interests

2.1

Part I of Appendix I to this Agreement correctly reflects the equity structure of the Target Company and the equity held by the Transferors in the Target Company as of the Execution Date of this Agreement, and the Transferors have no disputes over such equity structure.

2.2

The Transferors agree to sell to the Transferee, and the Transferee agrees to buy from the Transferors, the corresponding Target Equity (i.e., 100% equity in the Target Company) on the Closing Date in accordance with the terms and conditions provided hereunder.

2.3

The Transferors acknowledge and agree that, the Target Equity to be transferred by the Transferors to the Transferee are free from any Encumbrance; the Transferee obtains all the rights, title, and interests to and in the Target Equity from the Closing Date, including but not limited to the ownership of the Target Equity and any rights and interests in connection with or arising from such ownership.

2.4

The Transferors acknowledge and agree, and ensure any other third parties, that they will waive their right of first refusal with respect to the Transaction hereunder and any other rights that may affect this Transaction.

2.5

As from the Closing Date, the shareholding structure of the Target Company will be shown in Part II of Appendix I to this Agreement, i.e. the Transferee will duly become a shareholder holding 100% equity in the Target Company (corresponding to the Target Company’s registered capital of RMB one million (1,000,000)), having corresponding rights and bearing corresponding obligations as a shareholder; the Transferors shall ensure that the Transferee and/or its Affiliates will acquire the actual control over the Target Company from the Closing Date.

Article 3 Transfer Consideration

3.1	Transfer Consideration

3.1.1

The Parties agree that, subject to the terms and conditions provided herein, as the consideration for the Transferee to purchase the Target Equity held by the Transferors, Pintec Technology Holdings Limited (“Pintec Cayman”), an overseas Affiliate of the Transferee shall, issue to the Transferors and/or an entity designated by the Transferors (the Transferor and the entity designated by the Transferor are hereinafter collectively referred to as the “Transferor’s Designated Entity”) a certain amount of non-voting ordinary shares (“Non-voting Ordinary Shares”) based on the then effective articles of association of Pintec Cayman, which ordinary shares, with no category specified, shall be eligible for conversion to a certain amount of the American depositary shares (“ADS”) of Pintec Cayman in compliance with the requirements of relevant securities law and regulations, the conversion requirements imposed by the depositary bank of Pintec Cayman, and reasonable know-you-customer (KYC) requirements of the company. The Parties hereby further confirm, acknowledge, and agree that, once Pintec Cayman issues the Consideration Shares (as defined below) to the Transferor’s Designated Entity, it shall be deemed that the Transferors have received the full consideration for selling and transferring the Target Equity to the Transferee, and that the Transferee has fully and completely performed its obligations of paying any consideration for buying the Target Equity Interests.

In addition, the Transferee understands that Pintec Cayman issues such Non-voting Ordinary Shares on the basis of the registration exemption under the Securities Act of 1933 of the United States, and the corresponding equity certificate shall be accompanied with the following statement on restrictions: “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

3.1.2

Subject to separate written provisions (if any) among the Parties, Pintec Cayman shall issue 38,098,200 Non-voting Ordinary Shares of Pintec Cayman to the Transferor’s Designated Entity (“Consideration Shares I”), which shall be convertible to 5,442,600 ADSs of Pintec Cayman (“Transfer Consideration”) to the Transferors within five (5) working days (“Closing Date”) when all the conditions (“Conditions Precedent to Closing”) provided in Article 7.1 hereof are satisfied (or exempted in writing by the Transferee) (“Closing”), or within another period (if any) separately agreed among the Parties.

3.1.3

The Parties agree that, the assets under management by Riche Bright Hong Kong stated on the audited financial statements as of December 31, 2021 of Riche Bright Securities Limited (“Riche Bright Hong Kong”), an overseas Affiliates of the Target Company, issued by an audit firm recognized by the Transferee shall reach HKD 4 billion (4,000,000,000) (“Benchmark Assets under Management”). Subject to separate written provisions (if any) among the Parties, Pintec Cayman shall, within five (5) Working Days from the first (1) anniversary of the date when the Consideration Shares I hereunder are paid (but shall not be later than June 1, 2022), issue a certain amount of Non-voting Ordinary Shares of Pintec Cayman (“Consideration Shares II”, together with the Consideration Shares I, the “Consideration Shares”), which shall be convertible to a certain amount of ADSs of Pintec Cayman (“Transfer Consideration II”, together with the Transfer Consideration I, the “Transfer Consideration”), according to the actual assets under management of Riche Bright Hong Kong as of December 31, 2021 (“Actual Assets under Management”), the Consideration Shares II being calculated according to the following formula:

(1)

If the Actual Assets under Management of Riche Bright Hong Kong as of December 31, 2021 are no less than HKD 4.8 billion (4,800,000,000) (for the avoidance of doubt, subject to no upper limit), Pintec Cayman shall issue 45,098,200 Non-voting Ordinary Shares of Pintec Cayman as the Consideration Shares II to the Transferors and/or Transferor’s Designated Entity, which shall be convertible to 6,442,600 ADSs of Pintec Cayman;

(2)

If the Actual Assets under Management of Riche Bright Hong Kong as of December 31, 2021 are no less than HKD 3.2 billion (3,200,000,000) but less than HSD 4.8 billion (4,800,000,000), Pintec Cayman shall determine the amount of Consideration Shares II to be issued to the Transferors and/or Transferor’s Designated Entity according to the Actual Assets under Management, and correspondingly determine the amount of ADSs of Pintec Cayman convertible from such Consideration Shares II. The specific calculation formula is: Consideration Shares II = Actual Assets under Management/Benchmark Assets under Management * 98,497,000 Non-voting Ordinary Shares of Pintec Cayman - 73,098,200 Non-voting Ordinary Shares of Pintec Cayman;

(3)

If the Actual Assets under Management of Riche Bright Hong Kong as of December 31, 2021 are less than HKD 3.2 billion (3,200,000,000), Pintec Cayman shall issue 5,699,400 Non-voting Ordinary Shares of Pintec Cayman as the Consideration Shares II to the Transferors and/or Transferor’s Designated Entity, which shall be convertible to 814,200 ADSs of Pintec Cayman.

3.1.4

The Parties agree that, after the Closing provided herein is completed, given that the arrangement for the payment of the Transfer Consideration above or the arrangement separately agreed in writing among the Parties for the payment of the Transfer Consideration is implemented as scheduled by the Parties, the effects of the Closing shall not be affected by the arrangement for the payment of the Transfer Consideration above or the arrangement separately agreed in writing among the Parties for the payment of the Transfer Consideration.

3.1.5

The Transferors acknowledge and agree that, the Transferors shall, and shall procure the entity holding the shares and ADSs of Pintec Cayman (including but not limited to the Transferor’s Designated Entity) to, strictly abide by the provisions of applicable laws, regulations, and rules (including but not limited to any laws, regulations, and rules promulgated by the U.S. Securities and Exchange Commission) on the restrictions for transferring the shares and ADSs of Pintec Cayman.

3.2	Taxes and charges.

3.2.1

The Parties hereto shall bear their respective taxes and charges payable in connection with the Transaction hereunder in accordance with the provisions of applicable laws (for the avoidance of doubt, the Transferee shall pay only the stamp duty for this Transaction, and the Transferors shall pay all other taxes and charges). In the event of withholding obligations of the Transferee under applicable laws and regulations, the Transferors shall cooperate with the Transferee unconditionally to fulfill such withholding obligations. Except for the taxes and charges, the Parties shall bear their respective attorney, accountant, and other investment and consulting advisor fees incurred in connection with this Transaction.

3.2.2

If a Transferor fails to make full payment of taxes for this Transaction in accordance with the PRC Laws or the requirements of the competent Tax Authority, any overdue fines and penalties or any other liabilities shall be solely borne by the corresponding Transferor, and the Transferee has the right to (i) deduct and pay, on behalf of the corresponding Transferor, the due but unpaid taxes, overdue fines, penalties, or the amounts corresponding to any other liabilities directly from the outstanding Transfer Consideration and interests thereof (if any), and/or (ii) in accordance with the provisions of Article 8 hereof, hold the relevant party liable for violating the Agreement and claim compensation from such party.

Article 4 Closing

4.1

Preparation of documents and delivery on the Closing Date. Prior to the Closing Date, the Promisor shall, and shall procure the legal representative, directors, employees, etc. of the Target Company to sign, fully prepare, and deliver to the Transferee all the documents required to demonstrate that the Conditions Precedent to Closing provided in Article 7.1 hereof have been satisfied, including but not limited to any letters of consent and any resolutions to be signed by the Transferors and/or Target Company, and the legal representative, directors, and employees of the Target Company in connection with the implementation of this Transaction, and any other documents to be signed and filed according to the requirements of relevant Administration for Market Regulation or other Government Authorities for implementing this Transaction.

4.2

Preparation for management handover. The Parties agree that, after this Agreement is executed, the Promisors are responsible for organizing relevant persons to make preparation for handing over the management of the Target Company. The Parties further agree that, after the Execution Date, the Promisors shall admit the persons designated by the Transferee to the Target Company to find out and get familiarized with the management, finance, and assets of the Target Company, so as to make preparation for the management handover of the Target Company. Accounting and tax filing shall be handled by the Promisors at and prior to the Closing Date, and by the Transferee after the Closing Date.

4.3

On-site closing. The Parties agree that, on the Closing Date, the Transferee will send a representative to the office of the Target Company or another place separately agreed among the Parties, so as to take delivery of corresponding assets, documents, and archives of the Target Company on site from the representative designated by the Transferors. The representative designated by the Transferee shall, on the date of receiving the corresponding assets, documents, and archives provided herein, sign corresponding written confirmation documents based on the delivery. The assets, documents, and archives to be delivered include:

4.3.1

Qualifications and licenses: including but not limited to the original and duplicate business licenses of the Target Company and the originals of all other qualifications, permits, approval documents, and certificates obtained by the Target Company from Government Authorities since its incorporation, and a list containing the following specific information about such qualification certificates, including but not limited to the name, number, issuance date, validity period, annual inspection, link to the regulatory platform, account name, password, and other specific information of such certificates.

4.3.2	Stamps: including but not limited to the official stamp, contract stamp, financial stamp, signature stamp of the legal representative, and other stamps.

4.3.3

Organizational documents: including but not limited to the articles of association, register of shareholders, capital contribution certificates, registration documents archived at the corporate registration authority, minutes/resolutions of shareholders’ meetings (shareholders’ decisions), minutes/resolutions of board meetings (decisions of the executive director), and minutes/resolutions of supervisory board meetings (decisions of the supervisor) since the incorporation of the Target Company.

4.3.4

Financial and tax materials: including but not limited to all financial and tax materials since the incorporation of the Target Company, including but not limited to original vouchers, account books, bank accounts (and the passwords or keys thereof), account USB keys and relevant management permissions, notes, financial statements, account opening permits, and original tax filing documents since the incorporation of the Target Company.

4.3.5

Assets (if any): relevant assets, materials, and documents in connection with the tangible assets, intangible assets, and Intellectual Property Rights to which the Target Company holds the ownership or right of use, including but not limited to hardware facilities, office equipment, lease agreements in their original, access permissions of leased properties, and certificates of Intellectual Property Rights.

4.3.6	Relevant contracts (if any): The originals of all contracts, agreements, undertakings, representations, applications, and other legal documents to which the Target Company is a party.

4.3.7	Other assets, documents, and archives (if any) in connection with the Target Company.

4.4

Change in bank accounts. The Promisors shall, at the request of the Transferee, go through formalities with the bank to change the name and stamp reserved for all bank accounts of the Target Company to the name and stamp of the person designated by the Transferee on the Closing Date.

Article 5 Representations and Warranties

5.1

From the Execution Date of this Agreement (including the Execution Date specified) to the Closing Date (including the Closing Date specified), each Promisor separately and jointly makes the following representations and warranties to the Transferee, who confirms that the Transferee relies on the truth, accuracy and completeness of such representations and warranties in all respects in the execution of this Agreement and other Transaction Documents, and shall, in case of violating any representation and warranty, bear joint and several liabilities for any loss caused to the Transferee thereby in accordance with this Agreement:

5.1.1	Lawful establishment. The Target Company is a limited liability company duly incorporated and validly existing with good standing under the PRC Laws.

5.1.2

Legitimate rights of the Transferors to the Target Equity. The Promisors have the capacity for civil rights and civil conduct in accordance with the PRC Laws to execute this Agreement and other Transaction Documents to which they are parties and to perform their obligations under the Transaction Documents. Appendix I hereof truly, accurately and completely reflects the equity structure from the Execution Date hereof to the date immediately preceding the Closing and the true equity structure in the Target Company. The Transferors have no dispute on their true shareholding ratio set forth in Appendix I. The registered capital of the Target Company has been paid in full and on time pursuant to the applicable PRC Laws and the time limit stipulated in the articles of association or other organizational documents above, without delays in the payment, false capital contribution or flight of capital. The source of the Target Company’s paid-in registered capital and the actual cash in its account is true and legal. All previous changes in equity of the Target Company have been made following the necessary formalities of decision-making, resolution, notice, registration and filing, among others, in accordance with the law as per the legal and compliant transfer procedures, with all the corresponding transaction considerations having been paid to the relevant parties as set out in the relevant contracts. The equity of the Target Company is free from any existing or potential disputes, controversies, lawsuits, arbitrations, claims, enforcement or other administrative or legal proceedings. No shareholder of the Target Company has promised to issue or actually issued any interest, equity, debenture, preemptive right, stock option, convertible securities, option, employee incentive equity or other rights not exercised, additional equity commitment, or equity of the same or similar nature other than the shareholders’ equity to any person in any form actually or potentially obliging the Target Company or its shareholders to sell or increase any registered capital of the Target Company. There is no nominee holding or similar arrangement, or pledge, mortgage or other security interest or any kind of Encumbrance (including but not limited to any agreement on conditional sale or other ownership retention, any lease of the above nature, any agreement conferring any security interest and any document designating a third party as the indemnitee of losses), or any other third-party right or interest (including, but not limited to, any option, conversion right or priority in any nature with respect to the equity of any person) on the equity of the Target Company. The Transferors have the legitimate right to transfer the equity held by them in the Target Company.

5.1.3	No business. The Target Company has never actually engaged in business, nor has it had any employee or branch, nor does it have any contract with or obligation remaining unfulfilled to a third party.

5.1.4

No hindrance. There is no matter that causes or may cause any delay, restriction or hindrance to the Promisors’ performance of their obligations under the Transaction Documents. The Target Company has no state-owned asset and thus is not subject to any form of state-owned assets assessment or approval for disposal of state-owned assets as required by the PRC Laws and regulations in furtherance of completing the Transaction contemplated hereby.

5.1.5

Authorization; validity. The Promisors have validly executed this Agreement and other Transaction Documents to which they are parties, who have obtained all such authorizations, permits and approvals (including but not limited to internal authorizations of the Target Company) as are necessary for them to execute, deliver and implement the above documents and to perform their rights and obligations thereunder, and are capable of legally entering into this Agreement and other Transaction Documents to which they are parties as well as performing their obligations under the Transaction Documents. The obligations and responsibilities of the Promisors under this Agreement and other Transaction Documents are legal, effective and enforceable.

5.1.6

No conflict. The Promisors’ execution, delivery and implementation of this Agreement and other Transaction Documents to which they are parties, and performance of their rights and obligations under the Transaction Documents will not: violate the PRC Laws; violate the articles of association or other organizational documents of the Target Company and the Promisors; violate any court judgment, ruling, arbitral award, administrative decision or order binding or applicable to the Promisors; breach any document, contract or agreement to which the Promisors are parties or by which they or their assets are bound; or result in any third-party claim against them.

5.1.7

No liabilities or guarantees. The Target Company is free from any liabilities, whether or not they are incurred, exact or contingent, and whether or not they are due or will be due. Additionally, the Target Company has not acted as a security provider, indemnifier, guarantor or other obligor for any liabilities of any Transferor or third party, nor has it provided any guarantee for the liabilities or interests of any Transferor or third party.

5.1.8

Approvals and permits. The Target Company has never actually carried out any business restricted or prohibited in respect of foreign investment, or engaged in any business activities without proper approval. Besides, the Target Company has obtained all necessary or appropriate approvals (including without limitation government approvals), licenses and permits with full effect and binding force for the scope of business in its business license, and has passed the annual inspection and other inspections required by such approvals or permits, while involving in no circumstances that may cause such approvals or permits to be suspended, released, canceled, withdrawn, revoked, restricted, unable to be renewed or invalid.

5.1.9

Foreign investment and branches. The Target Company does not directly or indirectly own any shares, equity or other interests in any entity (i.e. any enterprise, firm, corporation, limited liability company, partnership, trust, group, joint venture, organization, government authority or other entity of whatever kind), or have any other investment or commitment on investment. No branch has been established by the Target Company.

5.1.10

No insolvency. There is no order, request, application, decision, ruling, resolution or other action requiring the Target Company to dissolve, go bankrupt, close down, liquidate or proceed with the like, nor is there any mortgage, judgment execution or summons against the assets of the Target Company. The Target Company is not found to be insolvent or unable to repay its debts, without call for it to repay its debts as they fall due.

5.1.11

Taxes and fees. Abiding by various tax laws and regulations, the Target Company has correctly, completely and timely declared all taxable income, paid all taxes and fees due and payable, and legally withheld all taxes subjected by the applicable PRC Laws to be withheld according to the requirements of the national and local tax authorities, without need to supplement or make up any taxes and fees, or punishment for violating relevant tax laws, regulations and rules. The Target Company has not received from any tax authority or any other competent authority any document calling for or requiring making up payment or any notice requesting to inspect or audit any tax return. There is no pending audit, measure, procedure, investigation, dispute or claim, nor is there any circumstance under which any tax authority or other competent authority may claim for taxes against the Target Company.

5.1.12

No change. As at the Closing Date since the establishment date of the Target Company: (i) the Target Company has not actually engaged in any business, without actual or expected Material Adverse Effect; (ii) except as otherwise specified herein or with the prior written consent of the Transferee, the Target Company has not been in any of the following events:

(1)	Any event set out in items (1) to (10) of Article 6.1.1 hereof;

(2)	Any litigation, arbitration or administrative or judicial investigation (other than routine administrative inspection) against the Target Company, or litigation or arbitration by the Target Company;

(3)	Any Material Adverse Effect;

(4)	Any transfer of the Target Company’s assets or generation of any non-operating or abnormal operating liabilities; or

(5)	Any undertaking, consent or permit to take any action set forth in the foregoing.

5.1.13

Tangible movable property. The Promisors have truly, accurately and completely disclosed to the Transferee the tangible movable property owned or entitled to use by the Target Company as at the Execution Date hereof. The Target Company is the legal owner and user of the tangible movable property and can operate the same independently. Such tangible movable property is free from any Encumbrance and is in good condition for effective use (except normal loss). The use or operation of the tangible movable property by the Target Company complies with the PRC Laws without infringement upon any third-party rights and interests.

5.1.14

Real estate. The Promisors have truly, accurately and completely disclosed to the Transferee all the real estate (including but not limited to office space, etc.) owned or entitled to use by the Target Company as at the Execution Date hereof. The Target Company has the right to legally possess, own or lease the aforesaid real estate. The use or operation of the real estate by the Target Company complies with the PRC Laws without infringement upon any third-party rights and interests.

5.1.15

Intangible assets. The Promisors have truly, accurately and completely disclosed to the Transferee the intangible assets owned or entitled to use by the Target Company as at the Execution Date hereof. The Target Company is the legal owner or user of the intangible assets, the assets of which are valid and enforceable according to law subjecting to no matter that may lead to the invalidity or unenforceability thereof or Encumbrance. The ownership and/or use of the intangible assets by the Target Company has not and never infringed any intellectual property and other legitimate rights and interests of others, which have been registered or filed as per all necessary procedures according to law.

5.1.16

Ongoing Contracts. The Promisors have truly, accurately and completely disclosed to the Transferee all contracts concluded by the Target Company and any of its suppliers, customers, other partners, transferors or Affiliates which are still valid or have not been fulfilled as at the Execution Date hereof (collectively, “Ongoing Contracts”). The Ongoing Contracts are legal, effective, binding and enforceable to all the corresponding contractual parties, without default by the Target Company or other parties thereto during the performance thereof.

5.1.17

Employee-related issues. The Promisors have truly, accurately and completely disclosed to the Transferee the information of the name, employer, subordinate department, employment time and whether there is any written labor contract on all employees of the Target Company having labor relations with the latter as at the Execution Date hereof. The Target Company has handled social insurance and housing provident fund registrations in accordance with the PRC Laws, without violation of applicable PRC Laws on labor (including but not limited to labor contract, wage, withholding taxes for employees, working hour, social insurance and housing provident fund payment, etc.), or any liabilities, contingent debts or outstanding fees arising from requirements of applicable PRC Laws on labor. There is no outstanding economic compensation or indemnity with respect to the cancellation or termination of labor relationship or other employment relationship-related payment obligation for the like on the part of the Target Company, nor is there any existing or potential dispute or controversy between the Target Company and its existing or former (if any) employees over labor.

5.1.18

Affiliate-related issues. The Target Company has no related party transaction with any of its shareholders, directors, officers, employees or their respective Affiliates. The pricing of any related party transaction (if any) of the Target Company is in line with the fair market price, and there is no event damaging the interest of the Target Company by means of benefits transfer or in any other way.

5.1.19

Legal and administrative proceedings. There is no pending, upcoming or threatened (to the knowledge of the Promisors) litigation, arbitration, administrative investigation, administrative penalty, enforcement, other legal or administrative proceeding, or claim against or affecting the Target Company and any of its property, rights, licenses, operations or businesses; nor is there any event, circumstance or scenario that may directly or indirectly triggering, or provide basis for, such legal or administrative proceedings.

5.1.20

Compliance with law. The Target Company has been in all respects fully compliance with the PRC Laws or applicable laws in other jurisdictions governing its business conduct, business activities or operations, as well as its ownership, management and use of any assets and properties. No event, circumstance or scenario has occurred that may, in all respects, reasonably be expected to constitute or directly/indirectly result in the violation of any of the aforesaid legal provisions.

5.1.21

Anti-corruption. None of the Transferors, the Target Company and their respective employees, directors, representatives and agents have carried out or engaged in any conduct prohibited by laws, regulations, rules and codes in the PRC and any other jurisdiction relating to anti-bribery, anti-corruption, anti-money laundering, fraud and other similar activities, anti-terrorism, economic sanctions and anti-boycott (“Anti-corruption Laws”), and other legally binding measures.

5.1.22

No agency. The Target Company has retained no investment bank, financial adviser, broker or other intermediary that may charge commissions for the Transaction contemplated hereby, and is not obliged to pay commissions to such institutions.

5.1.23

The Transferors understand that the Consideration Shares to be issued to them by Pintec Cayman hereunder are “restricted securities” in nature, which have not been registered under the U.S. Securities Act of 1933 as amended (“Securities Act”) or any other applicable state securities laws as of the Closing Date. The Transferors further understand that the holders of the Consideration Shares to be issued shall, before such shares are registered in accordance with the Securities Law or are exempted from registration, hold such shares for an indefinite term. The Transferors acknowledge that they are familiar with Rule 144 and other rules promulgated by the Securities and Exchange Commission under the Securities Act as amended (“Rule 144”), and have been aware that Rule 144 allows resale only in certain circumstances.

5.1.24

Information disclosure. The Promisors have truthfully, completely and accurately disclosed to the Transferee: (i) all information, documents and materials required by the Transferee, together with such information, documents and materials as are or may be substantially related to the performance hereof by any Promisors; and (ii) the information, documents and materials that have or may have a material effect on the Transferee’s willingness to enter into this Agreement or the Transaction contemplated hereby. All documents, materials and information provided by the Promisors to the Transferee before and after the execution hereof are true and accurate without omission and misleading in all material respects, and there are no issues that should be disclosed but have not been disclosed due to negligence that are sufficient to cause Material Adverse Effects on the Target Company or may have material effects on the decision-making of the Transferee in the Transaction contemplated hereby.

5.1.25	Issues related to compliance with the U.S. Securities Act.

(i) Investment experience. The Promisors, including the Transferors’ Designated Entity, have sufficient experience in the relevant investment such that they can weigh the risk of investing in the Non-voting Ordinary Shares hereunder, and are able to bear the economic losses and other risks related to the investment.

(ii) Non-continuing offering. The purchase by the Promisors, including the Transferors’ Designated Entity, of the Non-voting Ordinary Shares hereunder is not for the account of a third party or for the purpose of continuing offering, the entity of which has not entered into any arrangement for direct or indirect transfer or continued offering in violation of relevant securities laws and regulations.

(iii) Solicitation. The Promisors, including the Transferors’ Designated Entity, have reached no investment intention for the marketing or any general promotion activities related to the Transaction hereunder.

(iv) Information. The Promisors, including the Transferors’Designated Entity, have consulted relevant financial, tax and/or legal experts on the investment of the Non-voting Ordinary Shares hereunder based on their own needs.

(v) Non-U.S. person. The Promisors, including the Transferors’ Designated Entity, are not U.S. persons as defined in Rule 902 of Regulation S promulgated by the Securities and Exchange Commission.

(VI) U.S. overseas transaction. The Promisors, including the Transferors’ Designated Entity, understand that the Non-voting Ordinary Shares to be issued by Pintec Cayman in connection with the transaction contemplated hereby are based on the exemption of the main registration required by the U.S. Securities Act under Regulation S, who subscribe for the Non-voting Ordinary Shares hereunder in accordance with such exemption.

5.2

From the Execution Date of this Agreement (including the Execution Date specified) to the Closing Date (including the Closing Date specified), each Party hereto respectively makes the representations and warranties to the other Parties, as follows:

5.2.1	Valid existence. It is a legal entity duly incorporated and validly existing under the PRC Laws.

5.2.2

Authorization; validity. It has validly executed this Agreement and other Transaction Documents to which it is a party, who has obtained all such authorizations, permits and approvals (including but not limited to internal authorizations) as are necessary for it to execute, deliver and implement the above documents and to perform its rights and obligations thereunder, and is capable of legally entering into this Agreement and other Transaction Documents to which it is a party as well as performing its obligations under the Transaction Documents. Its obligations and responsibilities under this Agreement and other Transaction Documents are legal, effective and enforceable.

5.2.3

No conflict. Its execution, delivery and implementation of this Agreement and other Transaction Documents to which it is a party, and performance of its rights and obligations under the Transaction Documents will not violate: the PRC Laws; its articles of association or other organizational documents; or any court judgment, ruling, arbitral award, administrative decision or order binding or applicable to it.

5.3

Survival of representations and warranties. Any representation and warranty hereunder and submitted in accordance herewith shall survive the execution hereof and the completion of the Target Equity transfer hereunder.

Article 6 Covenants of the Promisor and the Transferee

6.1	Covenants of the Promisor. The Promisors hereby make the following covenants with respect to matters involving the acts of the Target Company.

6.1.1

Obligations during the Transition Period. During the period from the Execution Date through the Closing Date, without the prior written consent of the Transferee, the Target Company shall not and the other Promisor shall cause the Target Company not to:

(1)

issue or sell any debentures or other securities of the Target Company (or any options, warrants or any other right to purchase equity), increase or decrease the registered capital of the Target Company, transfer the equity of the Target Company, or create or permit to create any Encumbrance on any part of the equity of the Target Company;

(2)	merge or consolidate with or into, purchase any assets of, or invest in, any third party;

(3)	amend the articles of association of the Target Company (unless otherwise specified in the Transaction Documents);

(4)	amend any accounting methods, practices or policies of the Target Company, except for amendments required by applicable accounting standards;

(5)	enter into any contract, amend or adjust the terms of any existing contract, or agree to terminate any existing contract;

(6)	provide any third party with any loan or provide security for the debts of any third party; incur, assume or give rise to any debt;

(7)	institute or settle any litigation, arbitration or administrative proceeding;

(8)

take any action that may reasonably be expected to result in failure to satisfy any Condition Precedent to Closing as provided in the Transaction Documents, or take any other action that is likely to have actual or potential adverse effects on any transaction under the Transaction Documents (including but not limited to any action that causes any representation or warranty of the Promisors herein to be false or incorrect in any material respect);

(9)	transfer the book cash of the Target Company through various means; and

(10)	make any arrangement or covenant or reach any agreement with respect to any of the foregoing.

6.1.2

Right of Inspection and Right to Information. During the period from the Execution Date through the Closing Date, the Promisors shall assist the Transferee in obtaining all such financial, operating and information of the Target Company as reasonably requested by it. In addition, the Promisors shall promptly notify the Transferee of any pending or threatened litigation, arbitration or administrative proceeding with respect to the Target Equity or the assets, finance and/or revenue of the Target Company. The right of inspection granted to the Transferee hereunder and the Transferee’s knowledge and inspection of the information provided to it will not affect or limit in any respect any of the Promisors’ representations or warranties hereunder.

6.1.3

Negotiations with the Transferee. Subject to the provisions of Article 6.1.1 hereof, during the period from the Execution Date through the Closing Date, the Promisors shall promptly notify in writing the Transferee of, and negotiate and discuss with the Transferee regarding, all events, conditions, facts and circumstances that would or may reasonably be expected to result in failure to satisfy any Condition Precedent to Closing or that are likely to cause the Promisors to violate any of its representations, warranties or covenants in the Transaction Documents.

6.1.4

Waiver and Exemption. Each Transferor hereby acknowledges and agrees that, on the Closing Date of the Transaction, the Transferor waives any claim, demand or assertion (if any) against the Target Company, and the Target Company does not have any outstanding obligation or liability to such Transferor.

6.1.5

AIC Change Registration. Following the Closing Date, the Target Company shall, and the Transferor shall cause the Target Company to, within thirty (30) days of receipt of the Transferee’s instructions, complete any AIC change registration with respect to the Transaction with competent Administration for Market Regulation as per the Transferee’s instructions and obtain a new business license issued by such Administration for Market Regulation. The AIC change registration shall reflect: (i) the holding of 100% of the Target Company’s equity by the Transferee or its designated Affiliate upon such AIC change; (ii) the filing and registration of the New Articles of Association; and (iii) the filing and registration of the Removal of Original Key Personnel of the Target Company and of the Appointment of New Key Personnel. In effecting the AIC change registration with competent Administration for Market Regulation with respect to the Transaction under the Transaction Documents, the Promisors shall provide and/or execute all such documents as may be necessary for such AIC change registration (the “AIC Registration Documents”). The Parties hereby acknowledge that the substantive provisions of the AIC Registration Documents shall keep consistent with this Agreement, provided that this Agreement shall prevail in case of any conflict with the AIC Registration Documents. The Parties further acknowledge that, to the extent that the Transferee designates any of its Affiliates to hold 100% of the Target Company’s equity, the completion of the said AIC change registration by the Target Company is conditional upon the execution of a written supplemental agreement by the Parties with respect to such change in form and substance satisfactory to the Parties.

6.1.6

Obligations to Cooperate. The Promisors shall make their best efforts to take or cause to be taken all such actions and provide all such documents and assistance as may be necessary to assist the Transferee to, as soon as practicable following the Closing Date: (i) take over the Target Company completely; and (ii) complete relevant subsequent matters (if any) of the Target Company resulting from any change in connection with the Transaction. The Promisors covenant that, in addition to the said obligations to cooperate, if the Target Company needs to deal with or communicate any other matter with competent Government Authority or any third party (for the avoidance of doubt, whether such matter arises prior to the Closing Date or at any time subsequent to the Closing Date) that involves the Transaction, or the Target Company and/or the Promisors prior to the Closing Date, then the Promisors shall make their best efforts to take or cause to be taken all such actions and provide all such documents and assistance as may be necessary to assist the Transferee and the Target Company to complete any of the foregoing matters.

6.2	Covenants of the Transferee.

6.2.1

The Transferee covenants that it will perform any covenant made by it to the Transferors and the Transferors’ Affiliates in accordance with the provisions of this Agreement and any supplemental agreement hereto (if any).

Article 7 Conditions Precedent to Closing

7.1

Conditions Precedent to Transferee’s Obligation to Close. The performance by the Transferee of all obligations under Article 3.1 as of the Closing Date and of all obligations otherwise confirmed by the Parties in writing (if any) shall be conditioned upon satisfaction or waiver by the Transferee in writing at its own discretion of all of the following conditions. In addition, upon the prior written consent of the Transferee, the Conditions Precedent to Closing as set forth in Articles 7.1.6 and 7.1.7 may be satisfied within thirty (30) days following the Closing Date or any other period agreed by the Transferee in writing.

7.1.1	Execution of Transaction Documents. Each Party has duly executed the Transaction Documents to which it is a party, and has delivered to the Transferee the Transaction Documents so executed.

7.1.2

Representations, Warranties and Covenants. All representations and warranties of each Promisor herein shall be true, accurate, complete and not misleading in all respects during the period from the Execution Date hereof (inclusive) through the Closing Date (inclusive). Each Promisor hereto has performed or complied with all material covenants, obligations and agreements that it shall perform or comply with on or prior to the Closing Date under the Transaction Documents (in particular, onsite handover procedures to be completed under Article 4.3 hereof).

7.1.3

Absence of Legal Proceedings There shall be no current, pending or threatened administrative or judicial proceeding, or any claim brought by any Government Authority or any other entity that the Transferee reasonably believes could (i) prohibit, restrict or otherwise impede the Transaction in all or material respects, or (ii) cause the Transferee to otherwise raise any objection or make any claim or seek any other relief with respect to the Transaction in all or material respects, or (iii) restrict, attach conditions to or interfere with the Transaction in all or material respects.

7.1.4	Absence of Legal Restrictions. There shall be no PRC Laws or other applicable laws or any agreement, contract or document in effect that prohibits or restricts the consummation of the Transaction.

7.1.5

Approval Procedures. The shareholders (board of shareholders) and the board of directors/managing director of the Target Company have duly passed relevant written resolutions to: (i) approve the execution, delivery and performance of the Transaction Documents, and waive its right of first refusal and any other right that might affect the Transaction; (ii) adopt the new articles of associations of the Target Company (the “New Articles of Association”) to the satisfaction of the Transferee; (iii) remove the current legal representative, person in charge, directors (or managing director), supervisors, managers, contact persons, financial director and other Key Personnel of the Target Company (the “Removal of Original Key Personnel”), and elect new legal representative, person in charge, directors (or managing director), supervisors, managers, contact persons, financial director and other Key Personnel of the Target Company appointed by the Transferee (the “Appointment of New Key Personnel”). In addition, the Target Company has obtained or completed all such approvals, registrations, filings, consents or waivers (if applicable) of or with any competent Government Authority or third party as may be necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the Transaction thereunder.

7.1.6

Key Employees. The Promisors have caused their key employees (a list of key employees is set out in Appendix II) to execute, deliver and perform all such labor contracts, intellectual property ownership and confidentiality agreements and non-compete agreements as acceptable and satisfactory to the Transferee.

7.1.7

Business Systems. The Promisors have delivered to the Transferee all technological products associated with the business systems set out in Appendix III hereto in such form and medium as acceptable to the Transferee, including but not limited to requirement documents, design documents, object codes, source codes, binary programs, process specifications, test reports, test cases, installation and deployment manuals, user manuals, experience summary and audio and video documents.

7.1.8

Change of Bank Accounts. The Promisors have, upon request of the Transferee, filed applications with the relevant bank and completed the change from the specimen signatures and seals of all bank accounts of the Target Company to the specimen signatures and seals of the Transferee’s designated person.

7.1.9

Absence of Material Adverse Changes. As of the Closing Date, there shall be no or have not occurred any event, fact, condition, change or other circumstance that has given rise to or could reasonably be expected to give rise to any Material Adverse Effect on the equity, assets, financial condition, Liabilities and normal operations of the Target Company (including but not limited to any act that the Target Company shall not commit without the prior written consent of the Transferee as enumerated in Article 6.1.1 hereof).

7.1.10

Approval Procedures of the Transferee. The board of shareholders (if applicable) and/or the board of directors of the Transferee and its overseas Affiliate Pintec Cayman have/has duly passed relevant written resolution to approve the execution, delivery and performance of the Transaction Documents.

7.1.11

Overseas Share Transfer Agreement. Pintec Cayman and its subsidiary Sky City Holdings Limited (BVI), Riche Bright Hong Kong and Riche Bright Hong Kong’s shareholder have entered into a certain Share Purchase Agreement setting forth that Sky City Holdings Limited (BVI) shall purchase from the shareholder of Riche Bright Hong Kong 100% of Riche Bright Hong Kong’s equity, and such transaction has been consummated concurrently.

7.1.12

Certificate of Satisfying Conditions Precedent to Closing. Each Promisor has signed and issued to the Transferee a Certificate of Satisfaction of Conditions Precedent to Closing in such form and substance as set out in Appendix IV hereto, confirming that all Conditions Precedent to Closing under this Article 7.1 have been satisfied.

7.2

The Transferee covenants that it shall cause Pintec Cayman to nominate and appoint a person jointly designated by the Transferor as a director of Pintec Cayman on the Closing Date, and to issue to the Transferor an updated register of directors of Pintec Cayman.

7.3

The Promisors shall procure the Conditions Precedent to Closing as described in Article 7.1 hereof to be satisfied as soon as practicable, and the Closing Date shall in no case be later than June 30, 2021 or any other date otherwise agreed upon by the Transferor and the Transferee (the “Closing Deadline”). Upon execution of this Agreement, if any Condition Precedent to Closing described in Article 7.1 hereof has not been satisfied or waived in writing by the Transferee prior to the Closing Deadline, then the Transferee shall have the right to terminate this Agreement by written notice in accordance with the provisions of Article 9 hereof.

Article 8 Breach of Contract and Indemnification

8.1

General Liabilities for Breach of Contract. In the event that any Party is in breach of any of its representations, warranties, covenants, agreements or other provisions hereunder, or any representation/warranty made by any Party hereunder is untrue, inaccurate, incomplete or misleading, thus causing any other Party to bear any expenses, liabilities or losses (“Indemnifiable Losses”), then the breaching Party or the Party making such misrepresentation shall indemnify such other Party against all Indemnifiable Losses.

8.2

Specific Liabilities for Breach of Contract. The Promisors hereby jointly and severally agree that, they shall jointly and severally indemnify, defend and hold harmless the Transferee and/or (if the Closing has taken place) the Target Company and/or their respective Affiliates, directors, partners, shareholders, employees, agents and representatives (collectively, the “Indemnitees”) from and against any Indemnifiable Losses, whether directly or indirectly, suffered, sustained or incurred by the Transferee and/or (if the Closing has taken place) the Target Company and/or claimed against the Indemnitees in connection with or as a result of:

8.2.1

any tax reporting or payment obligations or other obligations, liabilities, fines or penalties to be borne by the Indemnitees as a result of the Transaction under PRC Laws, other than stamp duty leviable on the Transaction;

8.2.2

any loans, debts, Liabilities, guarantees and other contingent debts incurred by or derived from the Target Company on or prior to the Closing Date, or any debts, Liabilities and obligations generated from any abnormal business operations conducted by the Target Company after the Closing Date as a result of any event occurring on or prior to the Closing Date;

8.2.3

any of the following acts committed by the Transferors or the Target Company prior to the Closing Date: (i) a violation of PRC Laws, Anti-corruption Laws or other applicable laws and regulations or any approval; (ii) a violation of any contract or agreement to which it is a party or by which it is bound; (iii) an infringement upon the rights and interests of any third party (including but not limited to Intellectual Property Rights, trade secrets and personal and private information); (iv) failure to declare, fully pay, withhold or duly pay any Taxes due that it shall declare, pay or withhold pursuant to PRC Laws (including but not limited to VAT and development fees for cultural undertakings), social insurance contributions and housing provident fund (including but not limited to any fine, surcharge, penalty and interest in relation to Taxes, social insurance contributions and housing provident fund).

8.3

Each Transferor hereby acknowledges, agrees and covenants that the Transferor shall not claim compensation from the Target Company in respect of any claim made by the Indemnitees against it in accordance with this Agreement, nor shall it request the Target Company to compensate it for any indemnity or compensation paid to the Indemnitees hereunder.

Article 9 Termination

9.1	Rescission

This Agreement may be rescinded in the following manner:

9.1.1	The Parties hereto shall jointly rescind this Agreement by written agreement and determine the effective date of such rescission;

9.1.2	Prior to the Closing Date, if and when any of the following circumstances arises, any Party (except otherwise set forth below) may rescind this Agreement by giving written notice to the other Parties:

(1)

The Conditions Precedent to Closing as set forth in Article 7.1 hereof have not been satisfied or waived in writing by the Transferee prior to the Closing Deadline only to the extent that the Transferee has the right to rescind this Agreement;

(2)

Any representation or warranty of any other Party, when made or as of the Closing Date, is untrue, inaccurate, incomplete or misleading or omits any information, and has given rise to or could reasonably be expected to give rise to any Material Adverse Effect on the performance by the Target Company or the Parties of this Agreement or the consummation of the Transaction;

(3)	Any other Party hereto has committed a material breach hereof, and fails to rectify such breach within thirty (30) days upon receipt of the Transferee’s rectification request;

(4)

Any other Party hereto has entered any voluntary or compulsory bankruptcy proceeding (unless such proceeding is terminated within ninety (90) days following the commencement thereof) or has been declared bankrupt by a competent court or any other Government Authority;

(5)	The performance of this Agreement has been greatly interfered with by Force Majeure for more than six (6) consecutive months; or

(6)

The primary purpose of this Agreement cannot be achieved or the primary interests of the Transferee hereunder cannot be realized due to any significant change in applicable PRC Laws or the interpretation thereof, or any amendment, supplement or repeal of applicable laws and regulations or the interpretation thereof by any Government Authority.

9.2	Effect of Rescission

9.2.1	Unless otherwise set forth herein, this Agreement shall lapse upon rescission based on any paragraph of Article 9.1 hereof, provided that Articles 8 to 12 hereof shall survive such rescission.

9.2.2

Unless otherwise set forth herein, upon rescission of this Agreement, the Parties hereto shall make their best efforts to restore them to their pre-contract position based on the principles of fairness, reasonableness and good faith within thirty (30) days or any other period otherwise determined by the Parties, including but not limited to that the transfer of the Target Equity by the Transferee back to the Transferor, and the Transferor shall and shall procure the Transferor’s Designated Entity to (1) return to Pintec Cayman the Consideration Shares that have been acquired; and (2) upon the Transferee’s consent, refund into the Transferee’s designated bank account the Transfer Consideration for the Consideration Shares that have been converted. The rescission of this Agreement shall not affect the right of any Party to obtain indemnity or compensation hereunder.

Article 10 Force Majeure

10.1

In the event that any Party hereto fails to perform or fully perform this Agreement directly as a result of any earthquake, typhoon, flood, fire, epidemic, war, riot, hostile act, civil unrest, strike, plague, severe infectious disease and other unforeseeable, unpreventable and unavoidable force majeure event (“Force Majeure”), then the Party affected by Force Majeure shall not be held liable for such failure to perform or fully perform this Agreement; provided, however, that the affected Party shall give written notice to the other Parties without delay in such manner as set forth in Article 12.10 hereof, and shall provide the other Parties with details of such Force Majeure event within fifteen (15) days upon the giving of such written notice, explaining reasons for failure to perform or fully perform or the need to delay in performance of this Agreement.

10.2

If the Party claiming Force Majeure fails to notify the other Parties and provide proper certification in accordance with the aforesaid provisions, such Party shall not be relieved of any liability for failure to perform its obligations hereunder. The Party affected by Force Majeure shall make reasonable efforts to mitigate all consequences arising therefrom, and shall resume the performance of all obligations hereunder as soon as practicable upon cessation thereof. If the Party affected by Force Majeure fails to resume the performance of relevant obligations upon disappearance of the cause for such relief due to Force Majeure, such Party shall be liable therefor to the other Parties.

10.3

If and when any Force Majeure event occurs, the Parties shall immediately negotiate with one another in an effort to reach a fair resolution and make all reasonable efforts to minimize all consequences arising therefrom.

Article 11 Confidentiality

11.1

Each Party shall keep confidential the execution and terms of this Agreement, any other Party’s confidential information and know-how of which it becomes aware during the term of the Transaction Documents and any oral or verbal materials exchanged among the Parties in connection with the preparation or performance of the Transaction Documents, and shall not disclose the same to any third party.

11.2

The Transferor and their respective shareholders, partners and actual beneficiaries understand that, following the Closing Date, trade secrets are of extreme importance to the Target Company and/or the Transferee, and that the disclosure of trade secrets may directly or indirectly benefit the competitors of the Target Company and/or the Transferee, and harm the interests of the Target Company and/or the Transferors and/or their respective Affiliates. Therefore, the Transferors agree that, following the execution of this Agreement, except for the purpose of facilitating the performance of the obligations of the Transferors and the Target Company hereunder, the Transferors shall and shall cause their respective Affiliates and the directors, officers, employees, accountants, advisors, representatives and agents of the foregoing to keep confidential all trade secrets, and shall take all reasonable measures to protect the confidentiality and avoid the disclosure and use of trade secrets to prevent the same from entering into the public domain or coming into possession of any unauthorized person. Following the Closing, without the prior written consent of the Transferee, the Promisors and the Transferors shall not, or shall cause their respective shareholders, partners and actual beneficiaries not to disclose, duplicate or use any trade secrets in any manner, and shall perform the delivery obligation to the Transferee in accordance with the provisions of Article 4 hereof, or delete or destroy any article or medium incorporating or excerpted from trade secrets at the request of the Transferee.

11.3

The Transferee agrees that, prior to the Closing Date, except for the purpose of facilitating the performance of its obligations hereunder, it shall and shall cause its Affiliates, directors, officers, employees, accountants, advisors, representatives and agents to keep confidential all trade secrets.

11.4

Such limitation shall not apply to any information: (i) that has been made available to the public at the time of disclosure; (ii) that has been disclosed upon the prior written consent of the disclosing Party; (iii) that the receiving Party discloses to its Affiliates, directors, officers, employees, accountants, advisors, representatives and agents who agree to be bound by confidentiality obligation for the purpose of engaging in the transactions hereunder; and (iv) that has been disclosed by any Party as required by competent Government Authority or stock exchange. To the extent feasible, the disclosing Party shall, within a reasonable period of time prior to such disclosure, negotiate with the other Parties with respect to the disclosure, and shall seek confidential treatment thereof as soon as practicable upon reasonable request of the other Parties.

11.5	Without the prior written consent of all Parties hereto, no Party shall publish any press release or make any announcement or other public disclosure with respect to the Transaction.

Article 12 Miscellaneous

12.1

Effective Date. This Agreement shall become effective as of the date first written above after it is duly signed by the Parties (in the case of natural persons, affixed with their signatures; in the case of legal persons or other non-natural persons, affixed with their seals), and constitutes legal, valid and binding rights and obligations of the Parties, enforceable against the Parties in accordance with its terms.

12.2	Governing Law. The execution, effectiveness, performance, interpretation and termination of and resolution of disputes arising from this Agreement shall be governed by PRC Laws.

12.3

Dispute Resolution. Any dispute, controversy or complaint arising from or in connection with this Agreement or the interpretation, breach, termination or validity hereof shall be resolved by the Parties through negotiations, provided that such negotiations shall commence immediately upon a Party’s written request to the other Parties. Should such negotiations fail, any Party may refer the dispute to Beijing Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules in effect at the time of filing the petition for arbitration. The arbitral award shall be final and binding upon the Parties. In the course of the arbitral proceedings conducted pursuant to this article, except for matters referred to arbitration, this Agreement shall remain in full force and effect in all respects. Except for obligations involved in arbitration, the Parties shall continue to perform their obligations and exercise their rights hereunder.

12.4

Short Form Agreement. The Parties agree that, for the purposes of facilitating the efforts to effect governmental procedures in connection with the Transaction, the Parties shall negotiate in good faith to separately enter into any other contract, agreement or document with respect to matters hereunder (including but not limited to short form equity transfer agreement and other documents required to by executed by competent Administration for Market Regulation and/or Tax authority, if applicable), provided that this Agreement shall prevail in case of any conflict or inconsistency with such contract, agreement or document.

12.5

Entire Agreement. This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, and supersedes all oral or written agreements, covenants, representations and conditions made by and among the Parties prior to the execution hereof, whether express or implied.

12.6

Waiver. No failure or delay on the part of any Party hereto in exercising any right or remedy under this Agreement and any modification or supplemental agreement hereto shall constitute or be deemed a waiver of such right or remedy; no single or partial exercise of such right and remedy shall preclude further exercise thereof.

12.7

Severability. In the event that any provision hereof is held to be illegal, invalid or unenforceable, then each Party agrees that such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be impaired thereby. To the extent necessary to effect the intent of the Parties, the Parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that reflects such intent as closely as possible.

12.8

Notices. Any notice or other communication sent by a Party to any other Party in connection with this Agreement (the “Notice”) shall be made in writing and served on such other Party to the correspondence address, telephone/fax number or email set out below, and shall constitute a valid notice only if indicating the name of the following contact persons. Any Notice delivered in the manner set out below shall be deemed to have been duly served: (i) if delivered by hand, at the time of signing by the notified Party; (ii) if delivered by registered mail, on the seventh (7th) days upon posting, or if delivered by courier, at the time of signing by the notified Party; or (iii) if transmitted by email, at the time when the email arrives at the recipient’s email system. In case of any change to the above correspondence address or notification method of any Party (the “Changing Party”), the Changing Party shall notify the other Parties of such change within seven (7) days upon such change. The Changing Party who fails to promptly notify the other Parties as agreed above shall bear any losses caused thereby.

Transferors

Address: Rooms 701-703, Tower B, Building 7, Shenzhen Bay Eco-Technology Park, Nanshan District, Shenzhen

Tel: 18680337570

Contact Person: Peng Yingzi

Email: pengyingzi@glbdata.com

Target Company (Prior to Closing)

Address: Room 813, Building D, Banweiyuan, No.17 Yongxiang East Road, Ma’antang Community, Bantian Sub-district, Longgang District, Shenzhen

Tel: 13631238177

Contact Person: Chen Fuyan

Email: 479503984@qq.com

Transferee and Target Company (After Closing)

Address: No.17 North Road of East 3rd Ring, Chaoyang District, Beijing

Tel: +86 10 8564-3600

Contact Person: Steven Yuan Ning Sim

Email: Steven.sim@pintec.com

12.9

Use of Names. No Party shall or shall cause its Affiliates to use, publish or duplicate, for the purpose of marketing, advertising, promotion or otherwise, the name of any other Party or any of such other Party’s Affiliates or any similar corporate name, trade name, trademark, product or service name, domain name, pattern, sign, mark or specific description that enables any third party to identify such other Party or Affiliate without the prior written consent of the other Parties.

12.10

Assignment and Succession. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto, and such successors and assigns may enjoy the rights and assume the obligations hereunder. The Transferee shall have the right to assign to any of its Affiliates its rights, interests and obligations hereunder and under other Transaction Documents. Without the prior written consent of the Transferee, no other Party shall assign or transfer any of its rights or obligations hereunder.

12.11

Modification and Supplement. The Parties shall amend and supplement this Agreement by written agreement. Any amendment and supplemental agreement to this Agreement shall form an integral part hereof upon being signed by the Parties, and shall have the same legal force and effect as this Agreement.

12.12

Appendices. All appendices hereto shall form an integral part of and be in addition to this Agreement, with the same legal force and effect as this Agreement. In case of any conflict between any appendix hereto and this Agreement, the body of this Agreement shall prevail and apply mutatis mutandis.

12.13	Language and Counterpart. This Agreement is written in Chinese. This Agreement may be executed in several counterparts, with each counterpart having the same legal force and effect.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, each Party hereto has caused its duly authorized representative to execute this Agreement as of the date first written above.

Target Company:

Shenzhen Jishengtai Technology Co., Ltd. (Seal)

By:	/s/ Yingzi Peng
Name:	Yingzi Peng
Title:	Legal Representative

Signature Page to Equity Transfer Agreement of Shenzhen Jishengtai Technology Co., Ltd.

IN WITNESS WHEREOF, each Party hereto has caused its duly authorized representative to execute this Agreement as of the date first written above.

Transferors:

Jing Shi

By:	/s/ Jing Shi

Yingzi Peng

By:	/s/ Yingzi Peng

Signature Page to Equity Transfer Agreement of Shenzhen Jishengtai Technology Co., Ltd.

IN WITNESS WHEREOF, each Party hereto has caused its duly authorized representative to execute this Agreement as of the date first written above.

Transferee:

Sky City (Beijing) Technology Co., Ltd. (Seal)

By:	/s/ Xin Sun
Name:	Xin Sun
Title:	Legal Representative

Signature Page to Equity Transfer Agreement of Shenzhen Jishengtai Technology Co., Ltd.

Appendix I Equity Structure of Target Company

Part I Equity Structure of Target Company Preceding Closing Date

As of the Execution Date hereof, the equity structure of the Target Company is set out below:

#	Name of Shareholder	Subscribed Capital (RMB/Ten Thousand)	Shareholding Percentage	Remarks
1.	Shi Jing	90	90.00%	Transferor
2.	Peng Yingzi	10	10.00%	Transferor

	In Total	100	100.00%	—

Part II Equity Structure of Target Company Following Closing Date

Following the Closing Date, the equity structure of the Target Company is set out below:

#	Name of Shareholder	Subscribed Capital (RMB/Ten Thousand)	Shareholding Percentage	Remarks
1.	Pintec (Ganzhou) Technology Co., Ltd.	100	100%	Transferee

	In Total	100	100%	—

Appendix

4

Appendix II List of Key Employees

S/N	Name	Title
1	Liang Jiate	Project Manager
2	Cai Yixin	Senior Development Engineer
3	Huang Sheng	Senior Development Engineer
4	Jin Luwei	Junior Development Engineer
5	Huang Liting	Junior Development Engineer
6	Zhong Lincheng	Junior Development Engineer
7	Huang Zhiwei	Junior Development Engineer
8	Cai Zexiong	Junior Development Engineer
9	Lai Jing	Test Engineer
10	Fu Mengqi	Test Engineer

Appendix

5

Appendix III List of Business Systems

S/N	Name of System	Brief Description of Functions
1	Online Account Opening System	Opening online accounts for mainland Chinese citizens/foreign citizens, including SMS verification, CA certification, identity verification and e-signature.

2	Security Management System	Enabling the employees of any securities trader to verify the account opening information of clients, approve inward and outward remittances, and manage client information

3	Transaction Settlement Counter	Realizing real-time transactions, after-hours settlement and stock management

4	App	Mobile trading software

5	Market Information Service	Forwarding real-time market information and calculating dynamic K-line data

Appendix

6

Appendix IV Certificate of Satisfying Conditions Precedent to Closing

Pursuant to the provisions of Article 7.1.12 of the Equity Transfer Agreement of Shenzhen Jishengtai Technology Co., Ltd. (the “Equity Transfer Agreement”) dated             , 2021 by and among Shenzhen Jishengtai Technology Co., Ltd. (the “Target Company”), Shi Jing and Peng Yingzi (individually as the “Transferor”, and collectively as the “Transferors”), Pintec (Ganzhou) Technology Co., Ltd. (the “Transferee”) and other concerned parties, the Promisors hereby issue this Certificate of Satisfaction of Conditions Precedent to Closing (this “Certificate”) certifying that:

1.

During the period from the Execution Date of the Equity Transfer Agreement through the issue date hereof, all representations and warranties made by the Promisors in Article 5 of the Equity Transfer Agreement in all material respects are true, complete, accurate, valid and not misleading, and do not omit any information;

2.

As of the issue date of this Certificate, all Conditions Precedent to Closing under Article 7.1 of the Equity Transfer Agreement (except for conditions under Article 7.1.10 which shall be determined by the Transferee at its own discretion) have been satisfied.

The terms not specifically defined herein shall have the same meanings as those in the Equity Transfer Agreement and appendices thereto.

IN WITNESS WHEREOF, the Parties have executed this Certificate as of                     . This Certificate shall become effective as of the date of execution.

[The remainder of this page is intentionally left blank; followed by signature page]

Jing Shi

By:	/s/ Jing Shi

Yingzi Peng

By:	/s/ Yingzi Peng

Shenzhen Jishengtai Technology Co., Ltd. (Seal)

By:	/s/ Yingzi Peng
Name:	Yingzi Peng
Title:	Legal Representative

7